Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[1-800-789-6771]

[MassMutualAscend.com]

iSHARES U.S. REAL ESTATE ETF

1-YEAR

10% BUFFER WITH CAP

INDEXED STRATEGY

Crediting Strategy Endorsement

This is your Crediting Strategy endorsement for the iShares U.S. Real Estate ETF 1-Year 10% Buffer with Cap Indexed Strategy. It describes how Gain or Loss is calculated for this Crediting Strategy, and the terms and conditions that apply to this Strategy.

ENDORSEMENT SPECIFICATIONS
Contract Number:	[000000000]
Owner{s}:	[JOHN DOE][ & ][JANE DOE]
Index:	iShares® U.S. Real Estate ETF
Term Length:	1 Year
Downside Protection:	10% Buffer
Upside Factor:	Cap of not less than [1%]
Endorsement Effective Date:	[August 12, 2024]

Except to the extent guaranteed in the Contract and this Endorsement, the elements used in calculating Gain or Loss from the Index are not guaranteed and can be changed by the Company. Such changes may affect the return for this Crediting Strategy. Gain or Loss calculated for this Crediting Strategy does not include the portion of returns generated by dividends from the exchange traded fund that is the Index.

The Strategy value for the most recent Market Close and related information is available by contacting us or through our website. Further information about the calculation of the Strategy value and examples may be found in the prospectus for your annuity contract, which is not a part of the Contract.

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE iSHARES U.S. REAL ESTATE ETF. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This endorsement is a part of your Contract. It is not a separate contract. In all cases of conflict with the other terms of the Contract, the provisions of this endorsement shall control.

Signed for us at our office as of Endorsement Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated as a percentage of the then remaining investment base of the Strategy for the current Term. For this purpose, the investment base is equal to:

1)	the amount applied to this Strategy at the start of the Term; minus

2)	the amount deducted from the investment base for each withdrawal or charge that is taken from this Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, any Gain or Loss is determined based on the increase or decrease in the iShares U.S. Real Estate ETF price since the start of the Term. This increase or decrease is expressed as a percentage of the iShares U.S. Real Estate ETF price at the start of the Term. It is measured from the price at the last Market Close on or before the first day of the Term to the price at the final Market Close of the Term. The price is the share price of the iShares U.S. Real Estate ETF for the last reported sale on the New York Stock Exchange Arca before the close of the core trading session on that day.

If the iShares U.S. Real Estate ETF price has decreased, then the Loss for the Term is equal to the percentage decrease in the price, but only to the extent such decrease exceeds the 10% Buffer.

If the iShares U.S. Real Estate ETF price has increased, then the Gain for the Term is equal to the lesser of:

1)	the percentage increase in the price; or

2)	the Cap.

The Gain or Loss for the Term is illustrated below:

Percentage Change in Price for the Term	Gain or Loss for Term
Decrease of more than 10%	Loss equal to percentage decrease in price over 10%
Decrease of 10% or less	No Gain or Loss
No increase or decrease	No Gain or Loss
Increase of less than Cap	Gain equal to percentage increase in price
Increase equal to or greater than Cap	Gain equal to Cap

Gain or Loss before the End of a Term

Before the final Market Close of a Term, the Gain or Loss for the Term is equal to the Daily Value Percentage.

Daily Value Percentage

The Daily Value Percentage is equal to:

1)	the Net Option Price for the Strategy as of the most recent Market Close of the Term; minus

2)	the Residual Option Cost as of the most recent Market Close of the Term; and minus

3)	the Trading Cost.

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Net Option Price

The Net Option Price as of a Market Close is a percentage equal to:

1)	the ATM Call Option price calculated for the Market Close; minus

2)	the OTM Call Option price calculated for the Market Close; and minus

3)	the OTM Put Option price calculated for the Market Close.

Residual Option Cost

The Residual Option Cost is a percentage equal to:

1)	the Net Option Price for the Strategy calculated for the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 365.

Trading Cost

The Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term to the extent that such cost is not already reflected in the Option Prices. It is a percentage set by us from time to time to reflect the average difference between the Option Prices and market bid prices.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the iShares U.S. Real Estate ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Call Option

The OTM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the iShares U.S. Real Estate ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage increase exceeds the Cap for the Term.

OTM Put Option

The OTM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the iShares U.S. Real Estate ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage decrease exceeds the Buffer for the Term.

Option Prices

The ATM Call Option, OTM Call Option, and OTM Put Option prices are calculated by us using an option pricing model for valuing an option. The price of each option is stated as a percentage of the iShares U.S. Real Estate ETF price at the last Market Close on or before the first day of the Term.

Buffer

The Buffer is the decrease in the iShares U.S. Real Estate ETF price for a Term that is disregarded when determining the Loss for the Term. The Buffer for each Term of this Strategy is 10%.

Cap

The Cap is the largest increase in the iShares U.S. Real Estate ETF price for a Term taken into account when determining the Gain for the Term. We will set the Cap for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Cap for amounts attributable to Purchase Payments received on different dates. The Cap for each Term of this Strategy shall never be less than the minimum shown in the Endorsement Specifications.

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Index Information

iShares U.S. Real Estate ETF (iYR on the New York Stock Exchange Arca) is an exchange traded fund that seeks to track the investment performance of an index composed of U.S. equities in the real estate sector.

[The iShares U.S. Real Estate ETF is distributed by BlackRock Investments, LLC. iShares®, BLACKROCK®, and the corresponding logos are registered and unregistered trademarks of BlackRock, Inc. and its affiliates (“BlackRock”), and these trademarks have been licensed for certain purposes by MassMutual Ascend Life Insurance Company. MassMutual Ascend Life Insurance Company annuity products are not sponsored, endorsed, sold or promoted by BlackRock, and purchasers of an annuity from MassMutual Ascend Life Insurance Company do not acquire any interest in the iShares U.S. Real Estate ETF nor enter into any relationship of any kind with BlackRock. BlackRock makes no representations or warranty, express or implied, to the owners of any MassMutual Ascend Life Insurance Company annuity product or any member of the public regarding the advisability of purchasing an annuity, nor does it have any liability for any errors, omissions, interruptions or use of the iShares U.S. Real Estate ETF or any data related thereto.]

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